AGREEMENT OF PURCHASE AND SALE

by and among

INDIGO GROUP INC.

(“Seller”)

and

LAND VENTURE PARTNERS, LLC

(“Buyer”) April 13, 2016

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ARTICLE 4	PAYMENT FOR THE ASSETS AND ASSUMPTION OF CERTAIN LIABILITIES...................................................................................................................... 3

ARTICLE 6REPRESENTATIONS AND WARRANTIES AND RELATED COVENANTS

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ARTICLE 19BUYER INSPECTION AND BUYER INDEMNITY AND AS IS WHERE IS

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LIST OF SCHEDULES AND EXHIBITS

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AGREEMENT OF PURCHASE AND SALE

THIS AGREEMENT OF PURCHASE AND SALE (this “Agreement”) is made effective the

13th day of April, 2016 (the “Effective Date”), by and among INDIGO GROUP INC., a Florida corporation (“Seller”), and LAND VENTURE PARTNERS, LLC, a Louisiana limited liability company (“Buyer”). For the purposes of this Agreement, Seller and Buyer shall each be a “Party” and shall collectively be the “Parties.”

R E C I T A L S:

A.         Seller desires to sell to Buyer, and Buyer desires to purchase from Seller, on the terms and conditions hereinafter set forth,  the oil,  gas and  mineral rights assets of Seller (as more fully described in Section 3.1 hereof), except the Excluded Assets (as defined in Section 3.2 hereof), owned by Seller and located in the State of Florida in Brevard, Citrus, DeSoto, Dixie, Flagler, Hendry, Hernando, Highlands, Indian River, Lake, Lee, Levy, Manatee, Okeechobee, Osceola, Polk, St. Lucie, Seminole, Taylor, and Volusia Counties (collectively, the “Applicable Counties”).

NOW, THEREFORE, for and in consideration of the mutual covenants and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound hereby, Seller and Buyer agree as follows:

ARTICLE 1

SALE AND PURCHASE OF THE ASSETS

Subject to the terms and conditions of this Agreement, Seller covenants and agrees to sell, assign, transfer and deliver to Buyer, and Buyer covenants and agrees to purchase and accept from Seller, the Assets to be Acquired (as described in Article 3 hereof) in the manner and for the consideration hereinafter set forth.

ARTICLE 2

CLOSING AND CLOSING DATE

The consummation of the transfer and delivery of the Assets to be Acquired from Seller to Buyer and the receipt of the consideration therefor by Seller shall constitute the “Closing.” The Closing shall take place through the Sarasota, Florida office of ADAMS AND REESE LLP (the “Escrow Agent”) or through such other person or at such other place as Buyer and Seller shall mutually agree. Buyer and Seller acknowledge Adams and Reese LLP is also Buyer’s counsel for the purposes of this transaction, and nothing contained herein shall limit Adams and Reese LLP from representing Buyer and acting as Escrow Agent. The Closing shall occur on the first to  occur of: (a) thirty (30) days following the expiration of the Inspection Period (as defined in Section 19.1(a) below), or (b) December 9, 2016, time being of the essence. The date for Closing as determined under this Article is herein called the “Closing Date.” The effective date of the Closing of the sale of the Assets to be Acquired shall be at 12:01 A.M. on the Closing Date.

ARTICLE 3

TRANSFER OF THE ASSETS

3.1         Assets to Be Acquired.. Seller shall, at the Closing on the Closing Date, by Special Warranty Deed (as defined in Section 13.1(b) below), and Assignment(s) and Assumption(s) of Oil, Gas and Mineral Leases (as defined in Section 13.1(c) below) and by other appropriate documents reasonably satisfactory to Buyer and Seller, transfer to Buyer the following properties, interests in properties and assets of Seller as described in this Section 3.1 (collectively, the “Assets to be Acquired”):

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(a)       All of Seller’s severed oil, gas and mineral rights estate interests (including but not limited to all full or fractional mineral estate interests, royalty interests, entry and exploration rights or similar rights) located in the Applicable Counties including but not limited to those more particularly described on (and a copy of the applicable warranty deed into Seller for each of the Applicable Counties listed on) Schedule A-1 through and including Schedule A-20 (collectively the “Mineral Estates, Royalty and Other Mineral Interests”). It is the intent of the Parties that Buyer will acquire and Seller will grant to Buyer all of Seller’s Mineral Estates, Royalty and Other Mineral Interests in the Applicable Counties whether or not listed or properly described in these schedules. The Mineral Estates, Royalty and Other Mineral Interests conveyed shall be subject to, and Buyer shall be obligated to honor:

(i)     the 1/32 oil, gas and other minerals royalty, and the sulphur royalty obligations under that certain granting instrument in favor of G. BURTON LIESE, an individual, et al., dated December 29, 1953, with respect to the Mineral Estates, Royalty and Other Mineral Interests located  in Hendry, Highlands, Lee, Okeechobee, Osceola, and St.  Lucie Counties, Florida, a copy of which is attached hereto as Schedule A-21 (the “Liese Royalty”)1; and

(ii)     the 1/32 oil, gas and other minerals royalty, and the sulphur royalty obligations under that certain granting instrument in favor of LIBERTY OIL & ROYALTY COMPANY, a Delaware corporation, dated December 29, 1953, with respect to the Mineral Estates, Royalty and Other Mineral Interests located in Hendry, Highlands, Lee, Okeechobee, Osceola, and St. Lucie Counties, Florida, a copy of which is attached hereto as Schedule A-22 (the “Liberty Oil Royalty,”2 and together with the Liese Royalty, collectively referred to herein as the “Existing Royalty Agreements”).

(b)       Seller’s right, title and interest in and to all oil, gas and mineral rights leases, pooling rights, division orders and other agreements under which or related to which Seller, or its predecessor in title CONSOLIDATED-TOMOKA LAND CO., a Florida corporation (“Consolidated- Tomoka”), leases or licenses to third parties all or a portion of Seller’s Mineral Estates, Royalty and Other Mineral Interests in the Applicable Counties including but not limited to those more fully described as Schedule B-1, Schedule B-2, and Schedule B-3 attached hereto (collectively the “Oil, Gas and Mineral Leases”).

(c)       In the event Buyer establishes to Seller’s reasonable satisfaction that a Consolidated-Tomoka (or its predecessor by merger) holds title to severed oil, gas and mineral rights estate interests (including but not limited to all full or fractional mineral estate interests, royalty interests, entry and exploration rights or similar rights) located in the Applicable Counties but that such interest was not conveyed to Seller by the Warranty Deeds listed on Schedules A-1 through A-20, Seller will use its best good faith efforts prior to Closing to obtain a conveyance of the same from Consolidated-Tomoka to Seller. Seller shall then convey the same to Buyer consistent with the form of documentation called for in this Agreement with respect to such similar Seller assets to be conveyed herein, it being the intent of the

1 The Liese Royalty is recorded at Miscellaneous Book 35, Page 108 of the Public Records of Lee County, Florida, and Official Records Book 3, Page 94 of the Public Records of Hendry County, Florida. Recording information is not currently available for Highlands, Okeechobee, Osceola, and St. Lucie Counties. If Buyer desires such recording information, it shall be Buyer’s responsibility to obtain the same at Buyer’s sole cost and expense and, if obtained, to provide copies of the same to Seller.

2 The Liberty Oil Royalty is recorded at Miscellaneous Book 35, Page 125 of the Public Records of Lee County, Florida, and Official Records Book 3, Page 77 of the Public Records of Hendry County, Florida. Recording information is not currently available for Highlands, Okeechobee, Osceola, and St. Lucie Counties. If Buyer desires such recording information, it shall be Buyer’s responsibility to obtain the same at Buyer’s sole cost and expense and, if obtained, to provide copies of the same to Seller.

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Parties that Seller convey to Buyer all such severed mineral interests held by Seller and Consolidated- Tomoka (or its predecessor by merger).

3.2         Excluded Assets.. Notwithstanding the foregoing and except for the applicable severed mineral interests set forth in 3.1 (c) above and in Article 18 herein, there are excluded from the Assets to be Acquired hereunder all real property or personal tangible property or intangible personal property of Seller or its affiliates not specifically described in Section 3.1 or in the Schedules referenced in Section

3.1, including but not limited to all mineral and subsurface rights and interests not severed from the surface estate owned by Seller (collectively, the “Excluded Assets”).

ARTICLE 4

PAYMENT FOR THE ASSETS AND ASSUMPTION OF CERTAIN LIABILITIES

4.1         Purchase Price. Buyer shall, at the Closing on the Closing Date, acquire and accept the Assets to be Acquired from Seller and shall pay to Seller the amount of TWENTY FOUR MILLION AND NO/100 DOLLARS ($24,000,000.00) for the Assets to be Acquired, subject to adjustments and prorations as provided herein (the “Purchase Price”).

4.2Payment of the Purchase Price. The Purchase Price shall be paid in the following manner:

(a)       Within three (3) Business Days of the Effective Date of this Agreement, FIFTY THOUSAND AND NO/100 DOLLARS ($50,000.00) (which is hereinafter referred to as the “Initial Payment”) shall be deposited by Buyer with Escrow Agent pursuant to the terms of that certain Escrow Agreement dated of even date herewith substantially in the form attached as Exhibit 1 hereto (the “Escrow Agreement”) (and which Escrow Agent shall promptly confirm receipt thereof to Seller).

(b)On or before the expiration of the Initial Inspection Period (as defined in Section

19.1(a) herein), provided Buyer has given the Extension of Inspection Period Notice (as defined in

Section 19.1(a) herein), FIFTY THOUSAND AND NO/100 DOLLARS ($50,000.00) (which is hereinafter referred to as the “Extension Payment”) shall be deposited by Buyer with Escrow Agent pursuant to the Escrow Agreement. Subject to the provisions of Article 12, the Extension Payment shall be non-refundable to Buyer and deemed fully earned by Seller. The Extension Payment shall be treated, applied and disbursed as provided in Section 12.3 or Section 13.2(c), as applicable.

(c)       Provided the Extension of Inspection Period Notice has not been provided by Buyer to Seller, then not later than one (1) Business Day after the expiration of the Inspection Period, and in all events within one (1) Business Day of Buyer giving or being deemed to have given the Go Forward Notice described in Section 19.1(d), ONE HUNDRED FIFTY THOUSAND AND NO/100 DOLLARS ($150,000.00) (which is hereinafter referred to as the “Second Payment”) shall be deposited by Buyer with Escrow Agent pursuant to the Escrow Agreement (and which Escrow Agent shall promptly confirm receipt thereof to Seller). If Buyer has provided Seller the Extension of Inspection Period Notice, within one (1) Business Day of the expiration of the Extension Inspection Period, Buyer may proceed to Closing by Buyer giving or being deemed to have given the Go Forward Notice and Buyer paying the Second Payment to the Escrow Agent (and which Escrow Agent shall promptly confirm receipt thereof to Seller). The Initial Payment, the Second Payment, and any Extension Payment shall be treated, applied and disbursed as provided for in Section 12.3 or Section 13.2(c), as applicable.

(d)       The balance of the Purchase Price shall be paid by Buyer to Escrow Agent for Seller in cash by a federal funds wire transfer on the Closing Date pursuant to a joint escrow instruction letter signed by Seller and Buyer (“Joint Escrow Instruction Letter”). NOTWITHSTANDING ANY REFERENCE TO BUYER FINANCING OR BUYER’S LENDER CONTAINED IN THIS

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AGREEMENT, IF ANY, BUYER’S OBLIGATIONS PURSUANT TO THIS AGREEMENT ARE NOT CONTINGENT UPON BUYER’S ABILITY TO OBTAIN FUNDS TO FINANCE ALL OR ANY PORTION OF THE CONTEMPLATED TRANSACTION.

4.3Liabilities and Agreements of Seller.

(a)       Buyer shall assume, by instrument of assumption, and discharge as they become due, all obligations accruing from and subsequent to the Closing Date under the Oil, Gas and Mineral Leases. The agreements or obligations described in this Section 4.3(a) shall sometimes be hereinafter referred to collectively as the “Assumed Agreements.”

(b)       Buyer shall not assume or become liable or otherwise obligated for anything that is not an Assumed Agreement, including, without limitation, any indebtedness, liabilities or obligations of Seller whatsoever arising out of, or attributable to the conduct of Seller’s operations and business with respect to the Assets to be Acquired prior to the Closing Date.

(c)       Nothing in this Agreement shall be construed to limit or restrict any right of Buyer to make a claim or demand against any Lessee that any Oil, Gas or Mineral Lease has not been maintained in force and effect including but not limited to due to activities or lack of operations or production whether before or after the Closing Date.

ARTICLE 5

REPRESENTATIONS AND WARRANTIES OF SELLER

Seller represents and warrants to Buyer that:

5.1         Corporate Standing, Power and Authority. Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Florida and has all the requisite power and authority to own lease and operate the Assets to be Acquired, to carry on its business as now conducted, and has the requisite power to enter into this Agreement and to perform the terms of this Agreement and consummate the transactions contemplated hereby.

5.2         Authorization of Agreement; No Breach. Seller has taken all necessary and proper action to ratify, authorize and approve this Agreement, the consummation of the transactions contemplated hereby and the performance by Seller of all the terms and conditions hereof on its part to be performed. The execution and delivery  of this Agreement by Seller does not, and  the consummation of the transactions contemplated hereby will not result in any breach or violation of or default under: (i) the terms, conditions or provisions of Seller’s Articles of Incorporation, Bylaws or any standing resolution or consent of its board of directors or shareholders, and (ii) any of the Oil, Gas and Mineral Leases or the Assumed Agreements.

5.3         Binding Obligations. This Agreement has been duly executed and delivered by Seller and constitutes, and the other instruments to be executed and delivered by Seller pursuant to this Agreement will constitute, legal, valid and binding obligations of Seller enforceable in accordance with their respective terms.

5.4         Compliance with Laws. To Seller’s knowledge, without independent investigation, Seller is in compliance, in all material respects, with all federal, state or local laws, rules and regulations including but not limited to Environmental Laws (as defined in Section 19.3(b)) relating to the Assets to be Acquired and the operation of the Assets to be Acquired the failure with which to comply could reasonably be expected to have a material adverse effect on the financial condition or operations of the Assets to be Acquired (“Applicable Laws”). For the purpose of clarity, material adverse effect shall mean

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all provisions of this Agreement taken together shall not collectively have an adverse effect in excess of FIVE HUNDRED THOUSAND AND NO/100 DOLLARS ($500,000.00) (“Material Adverse Effect”). As of the Effective Date of this Agreement, Seller has not received written notification of any violation of laws relating to the Assets to be Acquired or the operation of the Assets to be Acquired except for violations that have been remedied or violations that could not be reasonably expected to have a Material Adverse Effect on the financial condition or operations of Seller relating to the Assets to be Acquired or on the Assets to be Acquired if not remedied.

5.5         Litigation. Except as set forth on Schedule C, attached hereto and made part hereof, to the knowledge of Seller, there are no actions at law or in equity, or arbitration proceedings, or investigations, pending or, to the knowledge of Seller, threatened in writing, which have a Material Adverse Effect.

5.6         Existing Royalty Agreements. Schedule A-21 includes a true and correct copy of the Liese Royalty, and Schedule A-22 includes a true and correct copy of the Liberty Oil Royalty. To Seller’s knowledge, there are no other royalty interests granted affecting or reducing the Mineral Estates, Royalty or Other Mineral Interests other than disclosed on Schedule A-21 and Schedule A-22.

5.7         OFAC. To the extent applicable, Seller is in compliance with the requirements of Executive Order No. 13224, 66 Fed. Reg. 49079 (Sept. 25, 2001) (the “Order”), and other similar requirements contained in the rules and regulations of the Office of Foreign Assets Control, Department of the Treasury (“OFAC”) and in any enabling legislation or other Executive Orders or regulations in respect thereof (the Order and such other rules, regulations, legislation or orders are collectively called the “Orders”). Neither Seller, nor any of its members: (a) is listed on the Specially Designated Nationals and Blocked Person List maintained by OFAC pursuant to the Order and/or on any other list of terrorists or terrorist organizations maintained pursuant to any of the rules and regulations of OFAC or pursuant to any other applicable Orders (such lists are collectively referred to as the “Lists”); (b) is a person (as defined in the Order) who has been determined by competent authority to be subject to the prohibitions contained in the Orders; or (c) is owned or controlled by (including by virtue of such person being a director or owning voting shares or interests), or acts for or on behalf of, any person on the Lists or any other person who had been determined by competent authority to be subject to the prohibitions contained in the Orders.

5.8         Oil, Gas and Mineral Leases. A true, correct and complete copy of the Oil, Gas and Mineral Leases and all amendments thereto and assignments thereof, as they exist in Seller’s corporate records, shall be delivered to Buyer upon execution of this Agreement. The Oil, Gas and Mineral Leases are in full force and effect. Seller discloses to Buyer and Buyer acknowledges that the Mineral Estates, Royalty and Other Mineral Interests are inherently subject to disputes and claims from third parties from time to time as to the nature, quality, validity or superiority of the title of the holder of similar mineral estates, royalty and other mineral interests such as Seller’s interests in the Mineral Estates, Royalty and Other Mineral Interests, and Seller makes no assurance to Buyer that the Mineral Estates, Royalty and Other Mineral Interests will not be subject to any such disputes and claims from time to time. Seller has not sent a notice of default to any person or entity arising under the Oil, Gas and Mineral Leases that has not been cured or waived except as set forth in Schedule C. To Seller’s knowledge, Seller has not received a notice of default or an adverse claim of any kind or nature from any person or entity arising under or pertaining to the Oil, Gas and Mineral Leases that has not been cured or waived, except as set forth on Schedule C. The Oil, Gas and Mineral Leases are in full force and effect. To Seller’s knowledge, there are no suspended funds held for the account of Seller or any other person claiming an interest contrary to Seller for rentals, royalties, shut-in royalties, overriding royalties, compensatory royalties and other payments with respect to the Assets to be Acquired.

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5.9         Title. Seller is the owner of the Mineral Estates, Royalty and Other Mineral Interests, provided Seller, other than its special warranty of title and the representations and warranties specifically set forth in this Agreement, makes no other warranty as to the specific nature or quality of Seller’s interests in the Mineral Estates, Royalty and Other Mineral Interests, and Seller discloses to Buyer and Buyer acknowledges that the Mineral Estates, Royalty and Other Mineral Interests are inherently subject to disputes and claims from third parties from time to time as to the nature, quality, validity or superiority of the title of the holder of similar mineral estates, royalty and other mineral interests such as Seller’s interests in the Mineral Estates, Royalty and Other Mineral Interests, and Seller makes no assurance to Buyer that the Mineral Estates, Royalty and Other Mineral Interests will not be subject to any such disputes and claims from time to time. Subject to the foregoing limitations (and the limitations thereon provided above) and subject to the Permitted Exceptions (as defined in Section 19.1(c) below), the Assets to be Acquired, are free and clear of all liens, other than Permitted Liens. For purposes of this Agreement, “Permitted Liens” means: (a) statutory liens for taxes not yet due and payable; and (b) liens that will be paid off and released in full prior to or at Closing, however, to Seller’s knowledge the Assets to be conveyed are not subject to any liens in this subsection (b). For avoidance of doubt, should any liens be found to exist under subparagraph (b), such liens shall be paid off and/or released so as not to constitute a lien on title of the Assets to be Acquired as of the Closing Date. There are no outstanding options or commitments to which Seller is a party which relate to the sale by Seller of the Assets to be Acquired by Buyer. The Assets to be Acquired constitute all assets owned, leased, or controlled by Seller and any of its affiliates, located at or used in connection with, and material to, the operation of the Assets to be Acquired.

5.10       Preferential Rights. The sale of the Assets to be Acquired is not subject to any option or right of first refusal, in favor of a third person or any affiliate of Seller.

5.11       No bankruptcy or insolvency. Seller has not filed for bankruptcy, reorganization, receivership, protection or arrangement proceedings pending against Seller. Seller is not entering into this Agreement with the intent to hinder, delay or defraud creditors.

5.12       Judgments and Proceedings. To Seller’s knowledge, there are no outstanding judgments against Seller, or against or affecting any of the Assets to be Acquired, except for certain quiet title actions filed against Consolidated-Tomoka for which Seller will provide to Buyer copies of any relevant correspondence and pleadings, if any, that is in Seller’s possession within ten (10) Business Days of the Effective Date. To the extent that any outstanding judgments exist, the same shall be paid off in full from the proceeds paid at Closing. Seller may bond over such judgments, subject to Buyer’s consent as to the terms and conditions thereof, such consent not to be unreasonably withheld, conditioned or denied. No condemnation, eminent domain or similar proceedings are pending or, to Seller’s knowledge, threatened in writing with regard to the Mineral Estates, Royalty and Other Mineral Interests. Seller has not received any notice of any pending or threatened governmental liens, special assessments, impositions or increases in assessed valuations to be made against the Assets to be Acquired.

5.13       Licenses and Permits. To Seller’s knowledge, without independent investigation, there are no licenses and permits  in the name of Seller  required for the operation of Seller’s business concerning the Assets to be Acquired although Seller believes that licenses and permits may have been obtained or be required to be obtained by tenants or others pertaining to the operations of those third parties.

5.14       Consents. To Seller’s knowledge, without investigation, there are no consents required for Seller to sell the Assets to be Acquired pursuant to the terms of this Agreement.

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5.15       Seller’s Operations. Seller is not participating as an operating or non-operating working interest owner in any wells or units with respect to the Assets to be Acquired.

5.16       Taxes. Seller has paid all taxes the failure of which would result in a lien on the Assets to be Acquired.

5.17       Environmental Matters.   To Seller’s knowledge, without independent investigation, there is no determination by a governmental entity pertaining to the Assets to be Acquired made known in writing to Seller of a present violation of Environmental Laws, and to Seller’s knowledge, without independent investigation, there is no investigation by a governmental entity of a present or threatened violation of Environmental Laws pertaining to the Assets to be Acquired.

5.18       Right to Operations. To Seller’s knowledge, without independent investigation, Seller has all contracts, records and documents necessary to conduct its operations in Seller’s ordinary course of business pertaining to the Assets to be Acquired and Seller shall provide at Seller’s offices a person familiar with the same during the Inspection Period for Buyer to meet with and have informational discussions as to such contracts, records and documents without warranty of the information provided by such person.

ARTICLE 6

REPRESENTATIONS AND WARRANTIES AND RELATED COVENANTS AND AGREEMENTS OF BUYER

Buyer represents and warrants to Seller that:

6.1         Company Standing. Buyer is a limited liability company, duly organized, validly existing and in good standing under the laws of the State of Louisiana and that Buyer shall be qualified to do business and in good standing in the State of Florida as of the Closing Date. Buyer has the requisite power and authority to enter into this Agreement. At Closing, Buyer will have all the requisite power and authority to own, lease and operate the Assets to be Acquired, to carry on its business as to be conducted, and has the requisite power and authority to perform the terms of this Agreement and consummate the transactions contemplated hereby.

6.2         Authorization of Agreement; No Breach. Buyer has taken all necessary and proper action to ratify, authorize and approve this Agreement, the consummation of the transactions contemplated hereby and, other than the qualification of Buyer to do business in the State of Florida, the performance by Buyer of all the terms and conditions hereof on its part to be performed. The execution and delivery of this Agreement by Buyer does not, and the consummation of the transactions contemplated hereby will not result in any breach or violation of or default under the terms, conditions or provisions of Buyer’s Certificate of Formation, Operating Agreement or any standing resolution or consent of its members.

6.3         Cooperation with Seller. Buyer agrees to cooperate with Seller in Seller’s efforts to secure any required consent, if any, of any party to the Assumed Agreements by the respective parties involved in the assignment and assumption by Buyer of the Assumed Agreements (including the Oil, Gas and Mineral Leases) and in connection with any other assignments to or assumptions by Buyer contemplated by this Agreement.

6.4         Assumption by Buyer. Buyer shall assume and perform the obligations of Seller, if any, which arise from and after the Closing Date under the Assumed Agreements.

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6.5         Binding Obligations. This Agreement has been duly executed and delivered by Buyer and constitutes, and, upon the qualification of Buyer to do business in the State of Florida, the other instruments to be executed and delivered pursuant hereto when duly executed and delivered by Buyer will constitute, legal, valid and binding obligations of Buyer enforceable against Buyer in accordance with their respective terms.

ARTICLE 7

CONSENTS AND GOVERNMENTAL FILINGS

Following Closing, Buyer shall be responsible to promptly notify any applicable third parties and governmental agencies of the change of ownership in the Assets to be Acquired provided such notice is required as a matter of law with Seller to join in and consent to such notice(s).

ARTICLE 8

COVENANTS OF SELLER

Seller covenants and agrees that from and after the date of this Agreement and to the Closing

Date that:

8.1Preservation of Assets to be Acquired.

(a)       Seller shall in the ordinary course of business in accordance with past business practices consistently applied (i) conduct in the ordinary course of Seller’s business the operation of Seller’s business with respect to the Assets to be Acquired, and (ii) keep its business books, records and files related to the Assets to be Acquired according to Generally Accepted Accounting Principles (“GAAP”).

(b)       In connection with the foregoing, except as otherwise provided herein, Seller shall have the right during the term of this Agreement, until the conclusion of the Inspection Period and Buyer’s delivery of the Go Forward Notice, to modify the Oil, Gas and Mineral Leases and other agreements in the Seller’s ordinary course of business affecting the Mineral Estates, Royalty and Other Mineral Interests (“Agreement Modifications”) and to enter into agreements with third parties to release portions of its Mineral Estates, Royalty and Other Mineral Interests and to grant releases thereto to third parties in Seller’s ordinary course of business and to honor any existing agreements with respect thereto (subject to the Seller’s reservation of all rights and revenues with respect to the Pre-Existing Release Agreement as provided  for in Section 8.1(d) below) and any  agreements entered  into during  the Inspection Period (collectively the “Third Party Releases”). Notwithstanding the foregoing, Seller shall provide copies of such Agreement Modifications and Third Party Releases to Buyer (together with any then available core closing documents with respect thereto to be executed by Seller, if any) at least five (5) Business Days prior to the execution of the same by Seller. Buyer shall have the right to review and provide comments to the same but shall not have the right to require changes, and Buyer shall have no right of consent to the proposed Agreement Modifications and Third Party Releases presented to Buyer.

(c)       In connection with the Third Party Releases (subject to the Seller’s reservation of all rights and revenues with respect to the Pre-Existing Release Agreement and right to make any Seller desired modifications thereto as provided for in Section 8.1(d) below), from and after the Effective Date of this Agreement, any net sales proceeds received by Seller after deduction of all closing costs, broker fees, legal fees and other third party and actual out of pocket costs and expenses associated with Seller’s Agreement Modification and Third Party Releases (“Net Release Sale Proceeds”), with such Net Release Sale Proceeds to be established by the closing statement for any such releases by Seller from and after the Effective Date of this Agreement, shall be a credit to Buyer reflected on the Closing Statement against the Purchase Price due to Seller at Closing. Seller shall provide Buyer with copies of the applicable executed

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Third Party Release closing documents promptly following the closing thereof together with such reasonable supporting documentation as Seller may reasonably have available to it with respect to the closing statement for such Third Party Release upon the written request of the Buyer therefore specifying what specific supporting documentation the Buyer is seeking as to a specific item on such closing statement. Seller shall further provide Buyer with a reconciliation of the calculation of all Net Settlement Proceeds at least five (5) days prior to the Closing and shall provide Buyer any documentation pertaining thereto requested by Buyer prior to Closing. Seller shall retain the Net Release Sale Proceeds.

(d)       Seller discloses to Buyer that Seller has entered into an active agreement with a third party to release portions of its Mineral Estates, Royalty and Other Mineral Interests in Hendry County, Florida, as set forth on Schedule E attached hereto and incorporated herein by reference and which is currently projected to close on or about June 30, 2016 (collectively the “Pre-Existing Release Agreement”) and that Seller shall have the right during the term of this Agreement until the closing of the transactions contemplated  by this Agreement, to carry  out the same in Seller’s ordinary  course of business. Buyer shall not receive a credit against the Purchase Price for any proceeds earned by Seller in connection with the closing of the Pre-Existing Release Agreement. Seller shall retain for Seller’s account all proceeds from the closing of the Pre-Existing Release Agreement, and any such proceeds shall be deemed fully earned by Seller.

(e)       Except as otherwise provided herein, after the conclusion of the Inspection Period and Buyer’s delivery of the Go Forward Notice, Seller will not enter into any new Agreement Modifications or Third Party Releases without Buyer’s consent and approval, such Buyer approval not to be unreasonably delayed or withheld, and provided that Buyer shall be deemed to have consented to any such Agreement Modifications or Third Party Releases if Buyer is given notice thereof and Buyer does not inform Seller in writing of Buyer’s approval or disapproval within ten (10) days of Buyer’s receipt of such notice. Except as specifically provided in this Section 8.1 and subject to any Agreement Modifications and Third Party Releases, Seller shall use commercially reasonable effort to preserve in full force and effect any and all Oil, Gas, and Mineral leases, or other agreements that relate to the Assets to be acquired.

(f)         Seller is lessor under the “Kerogen Lease,” as defined in Schedule B-3 attached hereto. Notwithstanding anything contained in this Agreement to the contrary, from the Effective Date of this Agreement until the Closing of the transactions contemplated by this Agreement, Seller shall have the right to amend and modify the terms of the Kerogen Lease in Seller’s ordinary course of business and consistent with prior modifications thereto, provided that during the term of this Agreement, Seller shall not: (i) increase the total acreage subject to the Kerogen Lease, or (ii) encumber any land outside of Lee and Hendry Counties pursuant to the Kerogen Lease. Seller shall provide copies of such amendments and modifications to the Kerogen Lease to Buyer at least five (5) Business Days prior to the execution of the same by Seller. Buyer shall have the right to review and provide comments to the same but shall not have the right to require changes, and Buyer shall have no right of consent to the proposed amendments and modifications presented to Buyer. Seller will provide Buyer with executed copies of any such amendments or modifications within  ten (10) Business Days after full execution of the same. All royalties, delay rental payments, drilling commitment penalty payments, and all other payments due and paid under the Kerogen Lease for the calendar year in which the Closing occurs shall be prorated in accordance with Article 15.

(g)       All payments under the Oil, Gas and Mineral Leases, including but not limited to rents, royalties, delay rental payments, drilling commitment penalty payments, and any other revenue earned and received by Seller from the Effective Date of this Agreement until the Closing of the transactions contemplated by this Agreement shall be fully earned by Seller, and Seller shall retain all

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such payments for Seller’s accounts. All such payments shall be subject to proration for the calendar year in which the Closing occurs, as applicable, in accordance with Article 15.

8.2         Litigation. Seller shall promptly (i) notify Buyer in writing of any lawsuits, claims, proceedings or investigations which after the Effective Date hereof are existing, threatened or commenced against Seller or its affiliates with respect to the Assets to be Acquired; (ii) keep its insurance in place through Closing , subject to such changes in insurance as Seller desires in its ordinary course of business, as to the Assets to be Acquired; and (iii) reasonably cooperate with Buyer as to Buyer’s inquiries as to the status of the same.

8.3         Oil, Gas and Mineral Leases. Seller will not modify, cancel or otherwise change any of the terms, covenants or conditions of the Oil, Gas and Mineral Leases or enter into any new Oil, Gas and Mineral Leases without the prior written consent of Buyer; provided, however, Buyer shall be deemed to have consented to any such modification, cancellation, extension, change or new Oil, Gas and Mineral Leases if Buyer is given written notice thereof and Buyer does not inform Seller in writing of Buyer’s disapproval thereto within ten (10) days of Buyer’s receipt of such notice.

8.4         Violations of Law. Seller shall promptly notify Buyer in writing of any written notice of any violation Applicable Laws received by Seller after the Effective Date of this Agreement relating to the Assets to be Acquired and reasonably cooperate with Buyer as to Buyer’s inquiries as to the status of the same.

8.5         Exclusivity. Except as provided in Section 8.1 above, this Agreement and the transactions contemplated herein are exclusive to Buyer. Except as provided in Section 8.1, during the Inspection Period Seller shall not negotiate or enter into any agreement that is substantially similar to this Agreement with a third party to sell all or substantially all of the assets to be acquired and Seller shall not negotiate with  any third  party for such  an  agreement even  if the same is subject to the termination of this Agreement. After the conclusion of the Inspection Period and Buyer’s delivery of the Go Forward Notice, Buyer will not enter into any agreement for the sale, lease, exchange, or transfer of any part or all of the Assets to be Acquired by Buyer.

ARTICLE 9

INDEMNIFICATION

9.1         Seller’s Indemnity. Subject to the limitations set forth in Section 9.5 hereof, from and after Closing, Seller shall defend, indemnify and hold Buyer harmless from and against:

(a)       the aggregate dollar amount of any and all debts, liabilities, damages, losses, costs, expenses or claims (not assumed by Buyer pursuant to this Agreement) arising out of the business activities of Seller with respect to the Assets to be Acquired arising prior to the Closing Date;

(b)       any and all damages, expenses and losses suffered, paid or incurred by Buyer arising out of or due to breaches of representation, covenant, and warranty on the part of Seller herein contained; and

(c)       any and all reasonable costs and expenses of Buyer related to the foregoing including reasonable attorney’s fees in connection with the prosecution, defense or appeal of any suit or action in connection herewith.

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9.2         Buyer’s Indemnity. Subject to the limitations set forth in Section 9.5 hereof, Buyer shall defend, indemnify and save Seller harmless from and against:

(a)       the aggregate dollar amount of any and all debts, liabilities, damages, losses, costs, expenses or claims arising out of the business activities of Buyer and the Assets to be Acquired or with respect to the Assumed Agreements arising on or subsequent to the Closing Date;

(b)       any and all damages, expenses and losses suffered, paid or incurred by Seller arising out of or due to breaches of representation, covenant, and warranty on the part of Buyer herein contained; and

(c)       any and all reasonable costs and expenses of Seller related to the foregoing including reasonable attorney’s fees in connection with the prosecution, defense or appeal of any suit or action in connection herewith.

9.3         Notice to Indemnifying Party. If any party (the “Indemnitee”) receives notice of any claim from a person or entity not a party to this Agreement (a “Third Party Claimant”) or other commencement of any action or proceeding by a Third Party Claimant with respect to which any other party  (or parties) is obligated to provide indemnification (the “Indemnifying Party”) pursuant to Section 9.1 or 9.2, the Indemnitee shall promptly give the Indemnifying Party notice thereof. Such notice shall be a condition precedent to any liability of the Indemnifying Party under the provisions for indemnification contained in this Agreement with regard to Third Party Claimants. The Indemnifying Party shall defend, at such Indemnifying Party’s own expense and by such Indemnifying Party’s own counsel, any such matter involving the asserted liability of the Indemnitee. In any event, the Indemnitee, the Indemnifying Party and the Indemnifying Party’s counsel shall cooperate in the compromise of, or defense against, any such asserted liability. Both the Indemnitee and the Indemnifying Party may participate in the defense of such asserted liability and neither may settle or compromise any claim over the objection of the other. If the Indemnifying Party chooses to defend any claim, the Indemnitee shall make available to the Indemnifying Party any books, records or other documents within its control that are necessary or appropriate for such defense.

9.4         Expiration of Indemnity Rights. Either Party’s right to assert a claim against the other Party for indemnification pursuant to this Agreement shall survive the Closing provided that the right to assert a claim pursuant to Section 9.1(b) and 9.2(b) shall expire upon the expiration of twelve (12) months following the Closing Date (except claims asserted prior to said expiration date shall continue to be subject to indemnification); provided, however, with respect to the right to assert a claim pursuant to Section 9.1(b) and 9.2(b) relating to the non-payment of taxes or other similar claims under federal law or any state, county, municipal or other local taxing laws, such right shall expire upon the expiration of seventy-five (75) days following the date on which the running of the statute of limitations with respect to any such tax or similar claim shall bar the assessment and collection of such tax or similar claim; the provisions hereof shall not be construed so as to deprive either Party of the right to be indemnified and held harmless with respect to any tax or similar claim liability assessed within the period provided pursuant to the appropriate statute of limitations or any extension thereof. Buyer and Seller may only waive the protection of or extend the statute of limitations with the prior permission in writing of the other Party; it being the clear understanding of the Parties hereto that in no event shall the Parties’ continued liability to each other hereunder extend the statute of limitations with respect to any tax or similar claim liability.

9.5Limitation of Remedies.

(a)Neither Party shall be required to indemnify the other under Section 9.1 or 9.2 until the aggregate of Indemnified Party’s damages, expenses, costs and losses as to which that Party

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would otherwise be entitled to indemnification under Section 9.1 or 9.2 of this Agreement exceeds ONE HUNDRED THOUSAND AND NO/100 DOLLARS ($100,000.00) (the “Basket Amount”), at which point each Party shall be liable for all of the other Party’s damages, expenses, costs and losses (including the Basket Amount), subject to Section 9.5(b) below.

(b)       The amount of damages, expenses, costs and losses under Section 9.1 or 9.2 for which Seller and Buyer shall be required to indemnify the other as applicable under this Agreement shall not exceed TWO MILLION AND NO/100 DOLLARS ($2,000,000.00) in the aggregate (the “Ceiling Amount”).

(c)       Subject to Section 9.6, Section 12.3(b), Article 16 and Article 19, the Parties acknowledge and agree that their sole and exclusive remedy with respect to any and all claims for any breach of any representation, warranty, covenant, agreement or obligation set forth herein, shall be pursuant to the indemnification provisions set forth in this Article 9. In furtherance of the foregoing, each Party hereby waives, to the fullest extent permitted under law, any and all rights, claims and causes of action for any breach of any representation, warranty, covenant, agreement or obligation set forth herein it may have against the other Parties hereto and their affiliates arising under or based upon any law, except pursuant to the indemnification provisions set forth in this Article 9 (subject to Section 9.6, Section

12.3(b), Article 16 and Article 19), provided notwithstanding anything in Section 9.6 to the contrary, Buyer’s costs, fees, or any other damages sought from Seller pursuant to Section 9.6 shall not exceed the limitation amount set forth in Section 9.5(b).

9.6         Specific Performance With Respect to Seller’s Closing Obligation. The Parties agree that irreparable damage would occur to Buyer if Buyer has performed all of Buyer’s obligations under this Agreement and Seller has refused to close under this Agreement for reasons other than a Buyer default under this Agreement or the failure of a Seller condition to closing under this Agreement, and that in such event, Buyer shall be entitled to specific performance of Seller’s obligation to convey the Assets to be Acquired to Buyer on the terms and conditions of this Agreement. Should Buyer institute any action or proceeding to enforce specific performance against Seller, the prevailing Party shall be entitled to receive costs and expenses in connection therewith, including but not limited to reasonable attorney’s fees, expert fees, and court costs, from the non-prevailing Party.

9.7Liquidated Damages. Seller agrees that the liquidated damages as provided for in Section

12.4 are Seller’s exclusive remedy for Buyer’s default or misrepresentation under this Agreement prior to

Closing and that the Parties agree that such damages being incapable of determination due to their uncertainty but with such amount to be a reasonable estimation by the Parties of such damages. Notwithstanding the foregoing, if this Agreement is terminated by Seller pursuant to Section 12.1(d) or Section 12.1(e), Buyer shall be liable to Seller for any damages arising from Buyer’s Indemnity as set forth in Section 19.2, and notwithstanding anything  to the contrary, if Buyer defaults under any obligations or liability of Buyer to Seller from and after Closing, Seller shall have all legal rights and remedies against Buyer with respect thereto, subject to the provisions of Sections 9.2, 9.3, 9.4, and 9.5 hereof.

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ARTICLE 10

CONDITIONS TO OBLIGATIONS OF BUYER

The obligations of Buyer to consummate the purchase of the Assets to be Acquired at Closing shall be subject to: (a) the delivery to Buyer of the items described in Section 13.1 of this Agreement, and (b) the satisfaction of the following conditions, any and or all of which may be waived in writing by Buyer:

10.1       Representations and Warranties. Each of the representations and warranties of Seller contained in this Agreement shall be true and correct in all material respects on and as of the Closing Date with the same effect as if made at such time; and that Seller shall have performed and complied with each of the agreements, covenants, stipulations, terms and conditions hereof applicable to Seller, including the covenants and agreements set forth in Article 8 hereof.

10.2       No Litigation. No suit, action or other proceeding shall have been instituted or threatened by any person other than Buyer or any affiliate of Buyer before any court or other governmental agency or in arbitration to set aside the transactions provided for herein or to enjoin or prevent the consummation thereof or making a claim upon or pertaining to any portion of the Assets to be Acquired, or the operations thereof, that would create a Material Adverse Effect.

10.3       No Material Change in Assets to be Acquired. The Assets to be Acquired shall not be subject to any Material Adverse Effect from and after the Effective Date of this Agreement (individually or collectively).

ARTICLE 11

CONDITIONS TO OBLIGATIONS OF SELLER

The obligations of Seller to consummate the sale of the Assets to be Acquired at Closing shall be subject to: (a) the delivery by Buyer to Seller of the items described in Section 13.2 of this Agreement, and (b) the satisfaction of the following conditions, any and or all of which may be waived in writing by Seller:

11.1       Representations and Warranties. Each of the representations and warranties of Buyer contained in this Agreement shall be true and correct in all material respects on and as of the Closing Date with the same effect as if made at such time; and that Buyer shall have performed and complied with each of the agreements, covenants, stipulations, terms and conditions hereof applicable to Buyer, including the covenants and agreements set forth in Article 6 hereof.

11.2       No Litigation. No action, suit or other proceeding shall have been instituted or threatened by any person other than Seller or an affiliate of Seller before any court or other governmental agency or in arbitration to set aside the transactions provided for herein or to enjoin or prevent the consummation thereof.

ARTICLE 12

TERMINATION

12.1Termination. This Agreement may be terminated:

(a)by written agreement of Buyer and Seller;

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(b)       by Buyer at its sole election for any reason whatsoever or no reason at all, upon written notice to Seller given prior to the expiration of the Initial Inspection Period (as defined in Section 19.1(a)) or the Extended Inspection Period if applicable (as defined in Section 19.1(a));

(c)       prior to Closing, by Buyer in its sole discretion if, subsequent to the date of this Agreement, all or a portion having a Material Adverse Effect upon the Assets to be Acquired is taken by eminent domain (or is the subject of a pending or contemplated taking which has not been consummated), provided that in any such event Buyer, should Buyer elect to terminate this Agreement, shall notify Seller of the termination of this Agreement not later than ten (10) days after Buyer’s receipt of Seller’s written notice of such event or shall be deemed to have waived any such termination right herein and shall proceed to Closing (in such case Buyer shall receive all payment arising from the condemnation proceeding attributable to the Section 3.1(a) portion of the Assets to be Acquired and a proration between Buyer and Seller of any portion of the eminent domain proceeds attributable to the Section 3.1(b) portion of the Assets to be Acquired based on pre-Closing and post-Closing good faith allocations of the same agreed to by Buyer and Seller with respect thereto, whether the payment is made before or after the Closing);

(d)       by either Party, at Closing or by notice to the other Party prior to Closing if any of the conditions precedent to the performance of such Party’s obligations at Closing are incapable of being, or shall not have been fulfilled, provided that the failure to fulfill such conditions was not caused by the terminating Party; or

(e)       by either Party if the Closing shall not have occurred by the Closing Date other than due to the default or fault on the other Party.

12.2       Effect of Termination. If this Agreement is terminated as provided in Section 12.1, this Agreement shall no longer be of any force or effect and there shall be no liability on the part of any Party or its respective members, managers, partners, directors, officers or shareholders except as set forth in Section 12.4 and those provisions of this Agreement that expressly survive termination.

12.3Application of Initial Payment, Extension Payment and Second Payment.

(a)Upon termination of this Agreement by Buyer and Seller pursuant to Section

12.1(a) or by Buyer pursuant to Section 12.1(b): (i) the Initial Payment shall be returned promptly to

Buyer in full, and the Parties hereto shall instruct Escrow Agent accordingly, (ii) the Second Payment shall be returned promptly to Buyer, and (iii) the Extension Payment shall be paid in full to Seller, and the

Parties hereto shall instruct Escrow Agent accordingly.

(b)       In the event of a termination by Seller pursuant to Section 12.1(d) or 12.1(e) resulting because of the default or misrepresentation of Buyer under this Agreement, the Initial Payment, Extension Payment, and the Second Payment if previously made by Buyer, shall be paid promptly to Seller and the Parties hereto shall instruct Escrow Agent accordingly.

(c)In the event of a termination by Buyer pursuant to Section 12.1(c), 12.1(d) or

12.1(e), then the Initial Payment, Extension Payment, and the Second Payment if made by Buyer, shall be returned promptly to Buyer in full, and the Parties hereto shall instruct Escrow Agent accordingly.

12.4Liability. The termination of this Agreement pursuant to Section 12.1(a), 12.1(b) or

12.1(c) and the delivery of the applicable payment as set forth in Section 12.3, shall release Buyer of all liability under this Agreement other than for damages, if any, arising from Buyer’s Indemnity as set forth in Section 19.2. The termination of this Agreement by Seller pursuant to Section 12.1(d) or Section

12.1(e), shall result in Buyer’s liability to Seller being the payment by Escrow Agent to Seller as set forth

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in Section 12.3(b) and shall be received by Seller as liquidated damages and not a penalty for the damages arising from Buyer’s default or misrepresentation, as provided in Section 9.7.

ARTICLE 13

ACTION TO BE TAKEN AT AND AFTER CLOSING

13.1Seller Deliverables at Closing. At Closing, Seller shall deliver to Buyer:

(a)A closing statement prepared by Escrow Agent in a form approved by the Parties

(the “Closing Statement”);

(b)The Special Warranty Deed substantially in the form attached hereto as Exhibit 2

(the “Special Warranty Deed”) with respect to the Mineral Estates, Royalty and Other Mineral Interests;

(c)       Assignment(s)   and Assumption(s)   of   the   Oil,   Gas   and   Mineral   Leases substantially in the form attached hereto as Exhibit 3 (the “Assignment and Assumption Agreement(s)”);

(d)       An affidavit of Seller to comply with The Foreign Investment in Real Property Tax Act (FIRPTA), setting forth Seller’s name, address and Federal tax identification number and stating that Seller is not a “foreign person” (the “FIRPTA”);

(e)       A certificate of an officer of Seller confirming that the representations and warranties of Seller set forth in Article 5 hereof being true as of Closing;

(f)         A resolution from Seller (together with copies or excerpts attached thereto from Seller’s Articles of Incorporation, bylaws or other organizational documents): (i) evidencing the authority of Seller and its Board of Directors to authorize the transactions contemplated by this Agreement, and, (ii) designating the corporate representative(s) and title(s) thereof authorized to sign the Closing Documents for and on behalf of the Seller.

(g)       Any 1031 exchange documents reasonable required by any Party or its exchange agent, accommodator or exchange company

(h)A Certificate of Good Standing issued by the Florida Secretary of State as to

Seller’s corporate standing;

to payment);

(i)Seller’s broker’s conditional lien waiver or other agreement (conditional only as

(j)Cancellation, release, or payoff of any Section 5.9(b) Permitted Liens;

(k)       Notice(s) of Assignment or Transfer of Assets to be Acquired to any tenants of the Mineral Estates, Royalty and Other Mineral Interests; and

(l)         All other executed documents, instruments, and notices required to be delivered by Seller to Buyer at Closing pursuant to this Agreement, and in form reasonably acceptable to the Party being requested to execute the same.

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13.2Buyer Deliverables at Closing. At Closing, Buyer shall deliver, or cause to be delivered, to Seller:

(a)       Buyer’s duly executed counterpart signature page to the Closing Statement described in Section 13.1(a) above;

(b)Buyer’s duly executed counterpart signature page to the Assignment and

Assumption Agreement(s);

(c)       the Purchase Price as described in Article 4 hereof less the amount of the Initial Payment, the Extension Payment and the Second Payment, which Initial Payment, Extension Payment and Second Payment shall be delivered to Seller at Closing by Escrow Agent;

(d)Certificates of Good Standing issued by the Louisiana and Florida Secretaries of

State as to Buyer’s corporate standing;

(e)       A Certificate of an officer of Buyer confirming that the representations, and warranties of Buyer set forth in Article 6 hereof being true as of Closing;

(f)         A resolution or consent of members from Buyer (together with copies or excerpts from Buyer’s Certificate of Formation, operating agreement or other organizational documents): (i) evidencing the authority of Buyer and its Managers to authorize the transactions contemplated by this Agreement, and, (ii) designating the limited liability company representative(s) and title(s) thereof authorized to sign the Closing Documents for and on behalf of the Buyer;

(g)       Any 1031 exchange documents reasonable required by any Party or its exchange agent, accommodator or exchange company;

to payment);

(h)Buyer’s broker’s conditional lien waiver or other agreement (conditional only as

(i)         Notice(s) of Assignment or Transfer of Assets to be Acquired to any tenants of the Mineral Estates, Royalty and Other Mineral Interests; and,

(j)         All other executed documents, instruments, and notices required to be delivered by Buyer to Seller at Closing pursuant to this Agreement, and in form reasonably acceptable to the Party being requested to execute the same.

13.3       Seller Deliverables after Closing. After Closing, Seller shall hold and deliver to Buyer, as received from time to time, any cash or other monetary consideration that it may receive in respect to accounts receivable or lease payments relating to the Assets to be Acquired conveyed to Buyer at Closing and arising from and after the Closing Date. Seller shall remit any such payments received to Buyer in cash or cash equivalents or other monetary consideration within thirty (30) days of receipt.

13.4       Buyer Deliverables after Closing. After Closing, Buyer shall hold and deliver to Seller, as received from time to time, any cash or other monetary consideration that it may receive in respect to accounts receivable or lease payments relating to the Assets to be Acquired conveyed to Buyer at Closing and attributable to the period prior to the Closing Date. Buyer shall remit the payments received with respect to the accounts to Seller in cash or cash equivalents within thirty (30) days of receipt. Buyer shall act as a conduit only with respect to the transmission of any accounts receivable collected by Buyer and transmitted to Seller. Buyer shall not guarantee payment of the accounts receivable and shall not be required to institute any legal proceedings related to unpaid accounts receivable.

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ARTICLE 14

COSTS AND EXPENSES

Seller shall pay all fees and expenses incurred by it in connection with the transactions provided for hereunder, including the fees and expenses of its counsel and accountants; and Buyer shall pay all fees and expenses incurred by it in connection with the transactions provided for hereunder, including the fees and expenses of its counsel and accountants. Escrow Agent’s normal and customary fees for serving as the closing agent and escrow holder are to be divided equally between Seller and Buyer, and provided such Escrow Agent fees shall not exceed a total of FIVE THOUSAND AND NO/100 DOLLARS ($5,000.00) without the written approval of Buyer and Seller, provided however that if Buyer’s counsel is serving as Escrow Agent, there shall be no escrow agent fee charged to the Parties. Any Florida documentary stamp transfer taxes due on the transfer of the Assets to be Acquired shall be solely the obligation of Buyer. Buyer will pay all costs of title insurance, recording fees, excise taxes, sales taxes and survey costs, if any. Seller will pay all income taxes, Federal, state or local, imposed on Seller in connection with the sale and transfer of the Assets to be Acquired. Buyer shall pay all taxes imposed in connection with recording any mortgage or promissory note executed by Buyer to secure any acquisition financing for the Assets to be Acquired.

ARTICLE 15

PRORATIONS

Oil, Gas and Mineral Leases payments, royalty payments, drilling delay payments, and any other revenue and expense of the Assets to be Acquired for the calendar year in which the Closing occurs shall be adjusted and prorated and paid as of the Closing Date and based on the time such payment was earned or expense accrued. All real property taxes, general or special, and all other public or governmental charges or assessments against the Assets to be Acquired which are or may be payable on an annual or more frequent basis (herein collectively, the “Real Estate Taxes and Assessments”), and all other customarily proratable items are to be adjusted and apportioned as of the Closing Date. Real Estate Taxes and Assessments prorations shall be based on latest available tax bill as of the Closing Date and be based on an assumed three hundred sixty-five (365) day calendar year proration period (and applying the maximum discount for early payment). Buyer and Seller shall agree during the Inspection Period on the method to be used for any other adjustment and apportionment of the items of revenue and expense described herein for the applicable proration periods with respect thereto being allocated on the Closing Statement for the transaction, and Buyer and Seller shall be charged or credited, as appropriate, on the Closing Statement for prorations as provided herein. The revenue and expenses for the day of Closing shall belong to and be attributed to Buyer. All revenue and expenses for the period prior to the day of Closing shall belong to Seller.

ARTICLE 16

BROKER OR FINDER

Seller represents and warrants to Buyer that Seller has contracted for the services of LANTANA ENERGY ADVISORS and SUNTRUST ROBINSON HUMPHREY as advisors and brokers in connection with the transactions described in this Agreement with respect to the sale of the Assets to be Acquired (the “Seller’s Advisors/Brokers”). Seller is solely responsible for the payment of any fees, commissions, expenses or other charges made by Seller’s Advisors/Brokers, and Seller agrees to indemnify, defend and hold Buyer harmless with respect to any Seller’s broker or advisors (including Seller’s Advisors/Brokers) claims for fees or commissions due in connection with the transactions evidenced by this Agreement. Buyer represents and warrants to Seller that there are no Buyer’s brokerage or advisors fees or commissions due from Buyer in connection with the transactions contemplated by this Agreement other than those due to CBRE GROUP, INC. (“Buyer’s Brokers”), and Buyer agrees to

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indemnify, defend and hold Seller harmless with respect to any Buyer’s broker or advisors (including Buyer’s Brokers) claims for fees or commissions due in connection with the transactions evidenced by this Agreement other than the Buyer’s Brokers’ Fee defined herein. Upon the Closing of the transactions contemplated by this Agreement, Seller shall be responsible to pay Buyer’s Brokers a brokerage fee equaling two percent (2%) of the Purchase Price (“Buyer’s Brokers’ Fee”), and Seller shall have no further obligation to Buyer’s Brokers for any reason, and further provided no fee or commission shall be due to Buyer’s Brokers unless such transactions close pursuant to this Agreement. For the purpose of full disclosure, Heath A. Rushing, a principal of Buyer, is a broker in the State of Florida but is participating in this transaction in the sole capacity of principal and sole member of Buyer. He has not rendered any brokerage services to any Party and does not seek and will not be paid any fee as a broker or advisor. No Party is looking to Heath A. Rushing for any brokerage services.

ARTICLE 17

SURVIVAL

All representations, warranties, covenants, stipulations, certifications, indemnities and agreements contained herein or in any document delivered pursuant hereto shall survive the execution and delivery of this Agreement and, subject to Article 9, shall survive the Closing Date for a period of twelve (12) months following the Closing Date. Buyer and Seller agree to maintain confidentiality on all aspects of the transaction contemplated by this Agreement, provided that Buyer and Seller may share information related to this transaction with their respective counsel, employees, contractors, consultants, accountants, title companies, lenders, Buyer’s Advisors/Brokers and financial advisors, who are advised of the confidential nature of this transaction and their obligation to maintain prior to Closing the same standard of confidentiality as Buyer and Seller, and Seller shall have the right to report or disclose any information required under any legal obligation as a subsidiary of a publicly traded company and to issue a press release as desired with respect to the Closing of the transaction. All other Buyer communications to third parties and information requests of Buyer prior to closing must be presented to and approved by Seller, with such consent not to be unreasonably withheld, conditioned or denied. Any third party provided such information  shall be  informed by  Buyer of the  confidential nature  of this  transaction  and  of their obligation to maintain prior to Closing the same standard of confidentiality as Buyer. Seller is a subsidiary of a publicly traded company and Seller will make reasonable efforts to keep matters related to this Agreement confidential post-Closing, provided however that Seller shall have the right to disclose any and all details related to this Agreement and the transaction described herein necessary to comply with Seller’s press release, SEC filing, public reporting requirements, and other legal obligations. Buyer may disclose any confidential information in its discretion after Closing. Either Party may disclose this transaction and the documents and information pertaining thereto to a third party in compliance with law.

ARTICLE 18

INSTRUMENTS OF FURTHER ASSURANCE

Each of the Parties hereto agrees, upon the request of the other Party hereto, from time to time to execute and deliver to such other Party all instruments and documents of further assurance or otherwise as shall be reasonable under the circumstances, and to do any and all such acts and things as may reasonably be required to carry out the obligations of such requested Party hereunder, to consummate the transactions provided  for herein and  correct any  manifest errors on  the Closing  Statement, provided any  such requested documentation shall be in a form reasonably acceptable to the Party being asked to execute the same, with such request to not be unreasonably denied, conditioned or delayed. Without limiting the foregoing, the Parties specifically agree that should Buyer establish to Seller’s reasonable satisfaction that Seller or Consolidated Tomoka holds title to severed oil, gas and mineral rights estate interests (including but not limited to all full or fractional mineral estate interests, royalty interests, entry and exploration rights or similar rights) located in the Applicable Counties but that such interest was not conveyed to

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Seller by the Warranty Deeds listed on Schedules A-1 through A-20, Seller will use its best good faith efforts following Closing to obtain a conveyance of the same from Consolidated-Tomoka to Seller. Seller shall then convey the same to Buyer consistent with the form of documentation called for in this Agreement with respect to such similar Seller assets to be conveyed herein, it being the intent of the Parties that Seller convey to Buyer all such severed mineral interests held by Seller and Consolidated- Tomoka.

ARTICLE 19

BUYER INSPECTION AND BUYER INDEMNITY AND AS IS WHERE IS SALE DISCLOSURE

19.1Buyer Inspection.

(a)       Buyer shall have the right to access the data room at any time prior to Closing, barring mechanical, technical or other shutdown beyond Seller’s reasonable control. Upon at least three (3) Business Days’ prior notice to Seller (which may be email), at times that are mutually convenient to Buyer and Seller during regular business hours, Buyer shall have access at Seller’s business office to Seller’s books and records regarding the Assets to be Acquired and the lands subject to the Mineral Estates, Royalty and Other Mineral Interests during the period commencing on the Inspection Period Commencement Date (as defined below) and terminating at 5:00 p.m. Eastern Time on the date which is one hundred and fifty (150) days from  the Inspection Period Commencement Date (the “Initial Inspection Period”), unless this Agreement is earlier terminated pursuant to the terms hereof, for the purpose of conducting its inspections and analyses of the Assets to be Acquired including, without limitation, all engineering and other examinations, zoning confirmations, financial review and other due diligence activities, as well as obtaining a Phase I Environmental Report with respect to the lands subject to the Mineral Estates, Royalty and Other Mineral Interests; provided, however, at Seller’s option, a representative of Seller chosen by Seller shall accompany Buyer, its consultants and agents, and Seller shall use reasonable efforts to make such representative available upon reasonable prior notice. Buyer shall have the right to provide a Notice of Extension of Inspection Period to Seller (“Extension of Inspection Period Notice”) prior to the expiration of the Initial Inspection Period and extend the Inspection Period for an additional thirty (30) days from the last day of the Initial Inspection Period (the “Extended Inspection Period”), provided Buyer simultaneously furnished to Escrow Agent the Extension Payment as set forth in Section 4.2(a). During the Initial Inspection Period or the Extended Inspection Period, if any (collectively, the “Inspection Period”), Buyer shall not be entitled to do any invasive testing during the Inspection Period, including but not limited to a Phase II Environmental Report, without Seller’s prior written consent, such Seller’s consent to be given or withheld in Seller’s sole, reasonable discretion. During the Inspection Period, Buyer shall also have the right to review and inspect at Seller’s business office copies of all financial statements, reports, leases, surveys, and other documents and information regarding operations and ownership of the Assets to be Acquired (excluding Seller’s attorney client communications or work product). Buyer shall keep the results of such inspections confidential and shall not disclose such results except Buyer’s counsel, employees, contractors, consultants, accountants, title companies, lenders, Buyer’s Advisors/Brokers and financial advisors, who are advised of the confidential nature of this transaction and their obligation to maintain prior to Closing the same standard of confidentiality as Buyer. The term “Inspection Period Commencement Date” shall mean the Effective Date of this Agreement.

(b)       Buyer shall have the right to order from its agents, contractors, counsel or from third party abstractors or landmen a report or reports as to the condition of the title pertaining to the Assets to be Acquired (collectively, the “Title Report” whether one or more), or, if so desired by Buyer, a preliminary ALTA (2006 form, as adopted in Florida) owner’s title insurance commitment or commitments covering the Mineral Estates, Royalty and Other Mineral Interests in an amount of the

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Purchase Price and subject to the Permitted Exceptions and other exceptions to or exclusions from coverage, and setting forth the Schedule A information as to title, descriptions, proposed insured interests and other matters, setting forth on Schedule B-1 the requirements and setting forth on Schedule B-2 the proposed exceptions as applicable (collectively the “Title Commitment” whether one or more). The Title Report and the Title Commitment, if ordered, shall include legible copies of any and all instruments referred to in the Title Report or the Title Commitment as constituting exceptions to or requirements pertaining to the title of the Mineral Estates, Royalty and Other Mineral Interests or other Assets to be Acquired (the “Title Documents”), and if ordered, Buyer shall deliver a copy of the Title Report, Title Commitment, and the Title Documents to Seller promptly upon receipt. All costs and expenses for such Title Report and Title Commitment, including but not limited to any search costs, any premium costs, and any policy and coverage costs, including but not limited to any endorsement costs, issued in connection therewith shall be paid by Buyer and it shall be Buyer’s obligation to obtain any such desired Title Report or Title Commitment.

(c)       On or before twenty-one (21) Business Days prior to the expiration of the Inspection Period, Buyer shall notify Seller (“Buyer’s Title Notice”) of any objections with copies of relevant documents (other than Permitted Exceptions described in clauses (D) or (G) of the definition of Permitted Exceptions below) which Buyer may have to the Title Report or Title Commitment. If Buyer objects to any matters listed on the Title Report or Title Commitment (other than Permitted Exceptions described in clauses (D) or (G) of the definition of Permitted Exceptions below), Seller may, but shall not be obligated to, cure the same, except that Seller shall obtain the release (at Closing) of any existing mortgage and other monetary liens caused by Seller or otherwise of record affecting the title which may be released by payment of money from Seller’s Closing proceeds (collectively, “Monetary Liens”). If Seller delivers written notice to Buyer (“Seller’s Title Notice”) on or before two (2) Business Days prior to the expiration of the Inspection Period (including during any Extended Inspection Period) that Seller is willing to remove any exceptions objected to by Buyer, then Seller shall be obligated to remove such exceptions on or prior to the Closing and such exceptions shall not be objections to title. If Seller does not provide Buyer with Seller’s Title Notice or Seller’s Title Notice does not provide for Seller’s agreement to remove all exceptions properly objected to by Buyer, then Buyer may terminate this Agreement prior to the expiration of the Inspection Period or waive Buyer’s objection to any exceptions Seller has not agreed to remove with such exceptions becoming Permitted Exceptions. The term “Permitted Exceptions” shall mean (A) liens for real estate taxes, assessments and similar charges not yet due and payable; (B) laws applicable to the Mineral Estates, Royalty and Other Mineral Interests or other title to the Assets to be Acquired; (C) any matters consented to in writing by Buyer; (D) easements, rights of way, servitudes, permits, restrictions and other matters of record unless timely objected to by Buyer during the Buyer’s title review period provided for herein; (E) the standard printed exceptions included in the Title Commitment (if ordered) provided those that may be deleted by affidavit of the Seller will be presumed to be deleted at Closing if such Title Commitment is obtained by Buyer and a title policy is issued at Closing; (F) liens or encumbrances caused by the actions of, or on behalf of, Buyer but not those caused by the actions of Seller; (G) any matter appearing in the Title Report or the Title Commitment (if ordered) or in the Surveys (if ordered) to which Buyer does not timely object, or to which Buyer waives, pursuant to this Section 19.1(c); (H) Permitted Liens provided that Seller provides Escrow Agent with appropriate documents to terminate such liens at the Closing other than taxes not due and payable and with such taxes to be prorated; and (I) those matters, if any, identified as Additional Permitted Exceptions on the attached Schedule D, if any (the “Additional Permitted Exceptions,” which together with the Permitted Exceptions listed above shall collectively be referred to herein as the “Permitted Exceptions”).

(d)       Buyer shall have the right, in its sole discretion, to terminate this Agreement for any reason (or no reason) whatsoever by giving written notice thereof to Seller on or before the expiration of the Inspection Period. In the event that Buyer exercises its right to terminate this Agreement in a timely manner in accordance with Section 12.1(b) of this Agreement during the term of the Inspection Period,

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then Buyer shall promptly return to Seller all copies of surveys, environmental reports, inspection reports, data, and other work product provided by Seller to Buyer or obtained by Buyer with respect to Buyer’s due diligence review of the Assets to be Acquired without any representation or warranty of any kind. If Buyer elects to proceed with the transaction called for in this Agreement, then prior to the expiration of the Inspection Period Buyer shall deliver to Seller written notice notifying Seller that Buyer elects to proceed with transaction called for in this Agreement (the “Go Forward Notice”). In the event Buyer neither terminates this Agreement nor provides a Go Forward Notice prior to the expiration of the Inspection Period, then Buyer shall be deemed to have delivered a Go Forward Notice as of the last day of the Inspection Period.

(e)       Buyer and its agents and representatives shall not permit any liens to attach to the Mineral Estates, Royalty and Other Mineral Interests solely and directly by reason of the exercise of its rights hereunder, and shall restore the same to substantially the same condition in which the same were found before any of its inspections or tests were undertaken.

19.2       Buyer Indemnity. BUYER SHALL INDEMNIFY, DEFEND AND HOLD SELLER, SELLER’S AFFILIATES, PARTNERS, MEMBERS, MANAGERS, SHAREHOLDERS, INVESTMENT MANAGERS, TRUSTEES, DIRECTORS, OFFICERS, EMPLOYEES AND AGENTS (INCLUDING ANY MANAGEMENT COMPANY) OF EACH OF THEM AND THEIR RESPECTIVE HEIRS, SUCCESSORS, PERSONAL REPRESENTATIVES AND ASSIGNS (COLLECTIVELY, “SELLER PARTIES”) AND THE ASSETS TO BE ACQUIRED HARMLESS FROM AND AGAINST ANY AND ALL DAMAGES, LIABILITIES, LOSSES, CLAIMS, LIENS, COSTS OR EXPENSES (INCLUDING, WITHOUT LIMITATION, REASONABLE ATTORNEY’S FEES) ARISING OUT OF OR RELATING TO ANY ENTRY ON THE ASSETS TO BE ACQUIRED BY BUYER OR BUYER’S AGENTS IN THE COURSE OF PERFORMING THE INSPECTIONS, TESTING OR INQUIRIES PROVIDED FOR IN THIS AGREEMENT, INCLUDING WITHOUT LIMITATION DAMAGE TO THE ASSETS TO BE ACQUIRED OR RELEASE OF HAZARDOUS SUBSTANCES OR MATERIALS ONTO THE ASSETS TO BE ACQUIRED BY REASON OF BUYER OR ITS AGENTS’ ACTIONS. THE FOREGOING INDEMNITY SHALL SURVIVE THE TERMINATION OF THIS AGREEMENT, EXCEPT TO THE EXTENT CAUSED BY THE ACTS OR OMISSIONS OF SELLER OR FOR THE MERE DISCOVERY OF EXISTING CONDITIONS.

The provisions of this Section 19.2 shall survive for six (6) years following the Closing and delivery of the conveyance documents, and shall  not be deemed merged into any of the Closing documents.

19.3       AS-IS WHERE IS SALE DISCLOSURE. THE FOLLOWING SECTION 19.3 SHALL SURVIVE CLOSING AND DELIVERY OF THE DEED OF CONVEYANCE:

(a)       Buyer acknowledges and agrees, by consummating the Closing, it will be deemed to have been given a full opportunity to inspect and investigate each and every aspect of the Assets to be Acquired, either independently or through agents of Buyer’s choosing. AS A MATERIAL PART OF THE CONSIDERATION FOR THIS AGREEMENT, SELLER AND BUYER AGREE THAT EXCEPT AS MAY BE EXPRESSLY PROVIDED IN THIS AGREEMENT INCLUDING BUT NOT LIMITED TO SELLER’S SPECIAL WARRANTY OF TITLE, REPRESENTATIONS, WARRANTIES AND COVENANTS SET FORTH HEREIN (“SELLER’S WARRANTIES”), SELLER IS SELLING AND BUYER IS PURCHASING AND TAKING THE ASSETS TO BE ACQUIRED ON AN “AS IS” BASIS, WITH ANY AND ALL LATENT AND PATENT DEFECTS. BUYER ACKNOWLEDGES THAT OTHER THAN SELLER’S WARRANTIES, IT IS SOLELY RELYING UPON ITS EXAMINATION OF THE ASSETS TO BE ACQUIRED AND, EXCEPT FOR SELLER’S WARRANTIES, IT IS NOT RELYING UPON ANY REPRESENTATION, STATEMENT OR OTHER

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ASSERTION OF ANY KIND WHATSOEVER, EXPRESS OR IMPLIED, FROM SELLER, ITS AGENTS OR BROKERS AS TO ANY MATTER CONCERNING THE ASSETS TO BE ACQUIRED, INCLUDING,   WITHOUT   LIMITATION:   (i) THE   QUALITY,   NATURE,   ADEQUACY   AND PHYSICAL  CONDITION OF  THE ASSETS  TO BE ACQUIRED, (ii) THE QUALITY, NATURE, ADEQUACY, AND PHYSICAL CONDITION OF SOILS, GEOLOGY AND ANY GROUNDWATER, (iii) THE EXISTENCE, QUALITY, NATURE, ADEQUACY AND PHYSICAL CONDITION OF UTILITIES SERVING THE ASSETS TO BE ACQUIRED, (iv) THE DEVELOPMENT POTENTIAL OF THE ASSETS TO BE ACQUIRED, AND THE ASSETS TO BE ACQUIRED USE, HABITABILITY, MERCHANTABILITY, SUITABILITY, VALUE OR FITNESS OF THE ASSETS TO BE ACQUIRED FOR ANY  PARTICULAR PURPOSE, (v) THE ZONING OR OTHER LEGAL  STATUS OF  THE ASSETS TO BE ACQUIRED OR ANY OTHER PUBLIC OR PRIVATE RESTRICTIONS ON USE OF THE ASSETS TO BE ACQUIRED, (vi) THE COMPLIANCE OF THE ASSETS TO BE ACQUIRED OR ITS OPERATION WITH ANY APPLICABLE CODES, LAWS, REGULATIONS, STATUTES, ORDINANCES, COVENANTS, CONDITIONS AND RESTRICTIONS OF ANY GOVERNMENTAL OR  QUASI-GOVERNMENTAL ENTITY OR  OF ANY OTHER  PERSON OR  ENTITY,  (vii) THE PRESENCE OF HAZARDOUS MATERIALS ON, UNDER OR ABOUT THE ASSETS TO BE ACQUIRED OR THE ADJOINING OR NEIGHBORING REAL PROPERTY, (viii) THE QUALITY OF ANY LABOR AND MATERIALS USED IN ANY IMPROVEMENTS ON THE ASSETS TO BE ACQUIRED, (ix) THE CONDITION OF TITLE TO THE ASSETS TO  BE ACQUIRED, (x) THE RIGHTS AND OBLIGATIONS OF SELLER UNDER, OR THE STATUS OF, THE OIL, GAS AND MINERAL LEASES, AND (xi) THE ECONOMICS OF THE OPERATION OF THE ASSETS TO BE ACQUIRED.

(b)       WITHOUT LIMITING THE ABOVE, EXCEPT WITH RESPECT TO A BREACH BY SELLER OF ANY OF SELLER’S WARRANTIES IN THIS AGREEMENT BUYER, FOR AND ON BEHALF OF ITSELF, ANY ENTITY AFFILIATED WITH BUYER AND ITS SUCCESSORS AND ASSIGNS, WAIVES ITS RIGHT TO RECOVER FROM AND FOREVER RELEASES AND DISCHARGES THE SELLER PARTIES FROM AND AGAINST ANY AND ALL DEMANDS, CLAIMS, LEGAL OR ADMINISTRATIVE PROCEEDINGS, LOSSES, LIABILITIES, DAMAGES, PENALTIES, FINES, LIENS, JUDGMENTS, COSTS OR EXPENSES WHATSOEVER (INCLUDING, WITHOUT LIMITATION, ATTORNEYS’ FEES AND COSTS) OF WHATEVER KIND OR NATURE, DIRECT OR INDIRECT, KNOWN OR UNKNOWN, FORESEEN OR UNFORESEEN, EXISTING AND FUTURE, CONTINGENT OR OTHERWISE (INCLUDING ANY ACTION OR PROCEEDING, BROUGHT OR THREATENED, OR ORDERED BY ANY APPROPRIATE GOVERNMENTAL ENTITY) THAT MAY ARISE ON ACCOUNT OF OR IN ANY WAY BE CONNECTED WITH OR RELATING TO THE ASSETS TO BE ACQUIRED CONDITION OR ANY LAW OR REGULATION APPLICABLE THERETO, INCLUDING WITHOUT LIMITATION, THE PRESENCE, MISUSE, USE, DISPOSAL, RELEASE OR THREATENED RELEASE OF ANY HAZARDOUS OR TOXIC MATERIALS, CHEMICALS OR WASTES AT THE ASSETS TO BE ACQUIRED AND ANY LIABILITY OR CLAIM RELATED TO THE ASSETS TO BE ACQUIRED ARISING UNDER THE COMPREHENSIVE ENVIRONMENTAL RESPONSE, COMPENSATION, AND LIABILITY ACT OF 1980, AS AMENDED (42 U.S.C. SECTION 9601 et seq.), THE SUPERFUND AMENDMENTS AND REAUTHORIZATION ACT OF 1986, THE RESOURCE CONSERVATION AND RECOVERY ACT of 1976 (42 U.S.C. SECTION 6901 et seq.), THE CLEAN WATER ACT (33 U.S.C. SECTION 1251 et seq.), THE SAFE DRINKING WATER ACT (42 U.S.C. SECTION 300F et seq.), THE HAZARDOUS MATERIALS TRANSPORTATION ACT (49 U.S.C. SECTION 5101 et seq.), THE TOXIC SUBSTANCES CONTROL ACT (15 U.S.C. SECTION 2601 et seq.), EACH AS AMENDED, OR ANY OTHER CAUSE OF ACTION BASED ON ANY OTHER STATE, LOCAL, OR FEDERAL ENVIRONMENTAL LAW, RULE OR REGULATION (COLLECTIVELY, “ENVIRONMENTAL LAWS”).

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ARTICLE 20

RIGHTS TO ASSIGN RIGHTS HEREUNDER

20.1     Buyer shall have the right to assign its rights hereunder to a corporation, partnership or limited liability company which controls Buyer, is controlled by Buyer or Heath A. Rushing, or is under common control with Buyer or Heath A. Rushing (“control” as used in this Section 20.1 shall mean holding fifty-one percent (51%) or more of the equitable or legal interests of the applicable entity, and any such qualifying entity shall be referred to herein as an “Affiliate”) without the prior written consent of Seller, provided any assignee of Buyer permitted under this Article 20 shall be reflected in a written assignment of this Agreement in which the assignee expressly assumes all of Buyer’s obligations under this Agreement for the express benefit of Seller, and further provided any such assignment shall not release Buyer from its obligations under this Agreement, and a copy of such fully executed assignment and assumption agreement shall upon the execution thereof be promptly provided by Buyer to Seller. In the event that Buyer assigns its rights hereunder to an Affiliate, such Affiliate shall be entitled to the same rights, and shall be subject to the same liabilities, that Buyer has hereunder, and Buyer covenants and agrees that Buyer will cause such entity to perform in accordance with the provisions hereof.

20.2     It is the intention of Seller to transfer all or a portion of the Assets to be Acquired pursuant to Internal Revenue Code Section 1031, which sets forth the requirements for tax-deferred exchanges. All or a portion of Seller’s rights and obligations under this and future agreements may be assigned by Seller to CHICAGO DEFERRED EXCHANGE COMPANY LLC or some other qualified intermediary and/or exchange accommodation titleholder selected by Seller at Seller’s discretion (each such qualified intermediary, a “Qualified Intermediary” and each such exchange accommodation titleholder, an “EAT”), for the purpose of completing an exchange; provided, however, Seller will remain liable for the failure of any of its assignees to perform each of the obligations under this Agreement or the transaction documents. Buyer agrees to cooperate with Seller and each Qualified Intermediary and/or EAT and to acknowledge any such assignment upon request of Seller in a manner reasonably necessary to enable Seller to complete said exchange. Such cooperation shall be at no additional cost or liability to Buyer.

ARTICLE 21

ASSIGNMENTS AND NO RECORDING

Except as provided in Article 20, this Agreement shall not be assignable by Buyer. Buyer shall not record this Agreement or any memorandum thereof in the public records.

ARTICLE 22

GOVERNING LAW

This Agreement shall be interpreted and construed in accordance with the laws of the State of Florida. Seller and Buyer agree that any action or proceeding against the other Party arising out of or in connection with the transactions contemplated by this Agreement may be commenced only in the Circuit Court in and for Volusia County, Florida, or in the United States Federal District Court for the Middle District of Florida, as applicable.

ARTICLE 23

EXECUTION IN COUNTERPARTS

This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which shall constitute but one and the same document.

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ARTICLE 24

MISCELLANEOUS

24.1       Entire Agreement. This Agreement constitutes the entire agreement between the Parties hereto pertaining to the subject matters hereof and supersedes all negotiations, preliminary agreements and all prior or contemporaneous discussions and understandings of the Parties hereto in connection with the subject matters hereof.

24.2       Waivers and Amendments. This Agreement may  be amended, modified,  superseded, cancelled, renewed or extended, and the terms and conditions hereof may be waived only by a written instrument signed by the Parties or, in the case of a waiver, the Party waiving compliance. No delay on the part of any Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of any Party of any right, power or privilege hereunder, nor any single or partial exercise of any right, power or privilege hereunder, preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder. The rights and remedies of any Party arising out of or otherwise in respect of any inaccuracy in or breach of any representation, warranty, covenant or agreement contained in this Agreement shall in no way be limited by the fact that the act, omission, occurrence or other state of facts upon which any claim of any such inaccuracy or breach is based may also be the subject matter of any other representation, warranty, covenant or agreement contained in this Agreement (or in any other agreement between the Parties) as to which there is no inaccuracy or breach.

24.3       Headings and Captions and Time is of the Essence. The titles or captions of Articles, Sections and Paragraphs in this Agreement are provided for convenient reference only, and shall not be considered a part hereof for purposes of interpreting or construing or applying this Agreement, and such titles or captions shall not define, limit, extend, explain or describe the scope or extent of this Agreement or any of its terms or conditions. Time is of the essence in this Agreement and in the performance of all obligations of the Parties under this Agreement. Any time period provided for herein which ends on a Saturday, Sunday or legal holiday shall be automatically extended to 5:00 p.m. Eastern Time of the next Business Day.

24.4       Notices. All notices hereunder or in connection herewith shall be in writing, shall be effective when received, and, if to Seller, shall be sufficient if delivered in person or by regular mail or by any reputable national overnight or next business day courier or by email or other electronic delivery or by facsimile to, and if to Buyer, shall be sufficient if delivered in person or by regular mail or by any reputable national overnight or next business day courier or by email or other electronic delivery to:

If to Seller:Indigo Group Inc.

Attn: John P. Albright, President

Attn: Teresa Thornton- Hill, Corporate Counsel

1530 Cornerstone Boulevard, Suite 100

Daytona Beach, FL 32117

Phone: 386.274.2202

Email: jalbright@ctlc.com Email: tthorntonhill@ctlc.com Facsimile: 386.274.1223

With copy to:Robert A. Leapley, Jr., Esquire

Akerman LLP

50 North Laura Street, Suite 3100

Jacksonville, FL 32202

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Email: Robert.leapley@akerman.com

Facsimile: 904.798.3730

If to Buyer:Land Venture Partners, LLC

125 Roger Storme Road

Madisonville, LA 70447

Attn: Heath A. Rushing

Email: harush@aol.com

With copy to:With copy to:

Gee Ogletree, Esquire

Adams and Reese LLP

1018 Highland Colony Parkway, Suite 800

Ridgeland, MS 39157

Email: Gee.Ogletree@arlaw.com

Facsimile: 601.944.9051

24.5Certain Definitions. The words “hereof,” “herein,” “hereto,” “hereby” and “hereunder”

refer to the entire Agreement.

24.6Risk of Loss. Until consummation of the Closing, all risk of loss with respect to the

Assets to be Acquired shall remain with Seller.

24.7       Public Disclosure. Any release to the public of information with respect to the sale contemplated herein or any matters set forth in this Agreement will be made only in the form approved by Seller unless such disclosure is required pursuant to law or is otherwise expressly authorized pursuant to this Agreement.

24.8Disclosure of Confidential Information.

(a)       Buyer specifically acknowledges that the common stock of Consolidated- Tomoka, an affiliate of Seller, is traded on the NYSE MKT under the ticker “CTO”. Buyer further expressly acknowledges that it is aware of and will advise its representatives who are informed as to the matters that are the subject of this Agreement that the securities laws of the United States prohibit any person who has received from an issuer material, non-public information, including information concerning the matters that are the subject of this Agreement, from purchasing or selling securities of such issuer or from communicating such information to any other person.

(b)        Except to the extent required by the Securities and Exchange Commission (the “SEC”) or other governmental authority and press releases associated therewith or in connection with the pursuit of approvals or other due diligence, prior to Closing, the existence of this Agreement, the terms of this Agreement, and any other information disclosed in the Seller’s due diligence materials, the Buyer’s due diligence reports, or any other documents, materials, data, or other information with respect to the Property which is not generally known to the public or which is not otherwise set forth in any public records shall be kept confidential, and the Parties shall not disclose such information to any person or entity, other than to their respective attorneys, shareholders, officers, employees, directors, lenders, advisors, consultants, and prospective investors, or professionals retained to perform services required under the terms of this Agreement, or employees, or otherwise as required by applicable laws or already in the public domain. Nothing  in this Section shall (except as may  be elsewhere limited in this Agreement) restrict Buyer from contacting Seller’s company officials, property engineers and architects,

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and other third party consultants assisting Buyer in its investigation of the Property, or from contacting governmental authorities regarding zoning, land use or code compliance matters.

(c)       Seller shall use its best reasonable good faith efforts to cause Consolidated- Tomoka to issue a press release, in a form agreed to by Buyer, Seller and Consolidated-Tomoka (the “Press Release”) or an SEC filing confirming the execution of this Agreement by Buyer and Seller (the “SEC Filing”), within four (4) Business Days from the Effective Date of this Agreement. From and after the date of any such Press Release or SEC Filing, Buyer shall have the right to communicate concerning the existence of this Agreement with any person or entity having an interest in or arising out of the Assets to be Acquired provided Buyer does not disclose any material information beyond that set forth in the Press Release or the SEC Filing, as applicable.

24.9       Acknowledgment. Buyer acknowledges that as a publicly-traded company, Consolidated- Tomoka is required to maintain and adhere to certain policies and procedures, including a Code of Business Conduct and Ethics (the “CTO Policies”) which can be reviewed at http://ir.ctlc.com/govdocs. Buyer represents, warrants and covenants that, to its current actual knowledge, the entering into of this Agreement, the transaction contemplated hereby and the associated circumstances do not constitute nor give rise to a violation of the CTO Policies.

24.10     Business Days. As used in this Agreement, the term “Business Day” shall mean any day other than a Saturday, Sunday or day on which the banks in Florida are authorized or permitted to be closed. If the date for compliance with this Agreement is not a Business Day, then such date shall be automatically extended to the next Business Day following such date.

{Signature Pages Follow}

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IN WITNESS WHEREOF, Seller and Buyer have caused this Agreement to be executed as of the

Effective Date.

SELLER:

P INC., a Florida corporation

(37258994;27}Seller's Signature Page to Agreement of Purchase and Sale

(Akerm1111 Execution Version- Apnl 13,2016}

BUYER:

LAND VENTURE PARTNERS, LLC, a Louisiana

limitedlbia

:::

By: ---

- ------ -------------

Name: Heath A. Rushing

Title: Sole Member

{37258994;27}Buyer's Signature Page to Agreement of Purchase and Sale

{Akennan Execution Version- Aprill3, 2016}

LIST OF SCHEDULES AND EXHIBITS3

Schedule	Description	Section Reference
A-1	Mineral Estates, Royalty and Other Mineral Interests- Brevard County	§3.1(a)
A-2	Mineral Estates, Royalty and Other Mineral Interests- Citrus County	§3.1(a)
A-3	Mineral Estates, Royalty and Other Mineral Interests- DeSoto County	§3.1(a)
A-4	Mineral Estates, Royalty and Other Mineral Interests- Dixie County	§3.1(a)
A-5	Mineral Estates, Royalty and Other Mineral Interests- Flagler County	§3.1(a)
A-6	Mineral Estates, Royalty and Other Mineral Interests- Hendry County	§3.1(a)
A-7	Mineral Estates, Royalty and Other Mineral Interests- Hernando County	§3.1(a)
A-8	Mineral Estates, Royalty and Other Mineral Interests- Highlands County	§3.1(a)
A-9	Mineral Estates, Royalty and Other Mineral Interests- Indian River County	§3.1(a)
A-10	Mineral Estates, Royalty and Other Mineral Interests- Lake County	§3.1(a)
A-11	Mineral Estates, Royalty and Other Mineral Interests- Lee County	§3.1(a)
A-12	Mineral Estates, Royalty and Other Mineral Interests- Levy County	§3.1(a)
A-13	Mineral Estates, Royalty and Other Mineral Interests- Manatee County	§3.1(a)
A-14	Mineral Estates, Royalty and Other Mineral Interests- Okeechobee County	§3.1(a)
A-15	Mineral Estates, Royalty and Other Mineral Interests- Osceola County	§3.1(a)
A-16	Mineral Estates, Royalty and Other Mineral Interests- Polk County	§3.1(a)
A-17	Mineral Estates, Royalty and Other Mineral Interests- St. Lucie County	§3.1(a)
A-18	Mineral Estates, Royalty and Other Mineral Interests- Seminole County	§3.1(a)
A-19	Mineral Estates, Royalty and Other Mineral Interests- Taylor County	§3.1(a)
A-20	Mineral Estates, Royalty and Other Mineral Interests- Volusia County	§3.1(a)
A-21	Liese Royalty- Hendry, Highlands, Lee, Okeechobee, Osceola, and St. Lucie Counties	§3.1(a)(i) & §5.6
A-22	Liberty Oil Royalty- Hendry, Highlands, Lee, Okeechobee, Osceola, and St. Lucie Counties	§3.1(a)(ii) & §5.6
B-1	Oil, Gas and Mineral Leases- First BreitBurn Lease (Lee County)	§3.1(b)
B-2	Oil, Gas and Mineral Leases- Second BreitBurn Lease (Lee County)	§3.1(b)

3 Schedules and Exhibits 1, 2, and 3 were provided by electronic link from Seller to Buyer on April 12, 2016. Simultaneously with the circulation of Seller’s original executed Agreement, Seller will also provide a set of hard copies of the Exhibits 1, 2, and 3 to Buyer.

{37258994;27}{Akerman Execution Version- April 13, 2016}

B-3	Oil, Gas and Mineral Leases- Kerogen Lease (Hendry County)	§3.1(b)
C	Litigation - Seller	N/A
D	Permitted Exceptions	N/A
E	Pre-Existing Release Agreement	§8.1(b)

Exhibit
1	Escrow Agreement	§4.2(a)
2	Form of Special Warranty Deed	§13.1(b)
3	Form(s) of Assignment and Assumption Agreement(s)	§13.1(c)

{37258994;27}{Akerman Execution Version- April 13, 2016}